Exhibit 99 (a)

BOK Financial Reports Quarterly Earnings of $60 Million or $0.88 per Share
Credit Quality Indicators Maintain Positive Course

TULSA, Okla. (Tuesday April 27, 2010) – BOK Financial Corporation reported net income for the first quarter of 2010 of $60.1 million or $0.88 per diluted share, up from   $42.8 million or $0.63 per diluted share for the fourth quarter of 2009 and $55.0 million or $0.81 per diluted share for the first quarter of 2009.  Net income for the first quarter of 2010 included a $6.5 million or $0.10 per share day-one gain from the purchase of the rights to service $4.2 billion of residential mortgage loans on favorable terms.

“BOK Financial is pleased to announce a strong start to 2010,” said President and CEO Stan Lybarger.  “Our performance continues to be among the best performing banks $12 billion and larger in the country.  Credit quality indicators continue to migrate in a positive direction.  Total nonperforming assets are declining and net loans charged off have stabilized in a range between $34 million and $36 million per quarter for the past four quarters.  We have modestly lowered our quarterly provision for credit losses in each of the past two quarters.”

Highlights of first quarter of 2010 included:

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Net interest revenue totaled $182.6 million compared to $184.5 million for the fourth quarter of 2009.  Net interest margin was 3.68% for the first quarter of 2010 and 3.64% for the fourth quarter of 2009.  Average earning assets for the first quarter of 2010 decreased $23 million from the previous quarter.

•	Fees and commissions revenue totaled $115.3 million, down $634 thousand from the previous quarter. Deposit service charges decreased $2.7 million and mortgage banking revenue increased $1.5 million.

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Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $177.7 million, down $4.1 million from the prior quarter.   Decreases in mortgage banking costs and most other operating expense categories were partially offset by higher personnel expenses and net losses and operating expenses on repossessed assets.

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Combined reserves for credit losses totaled $314 million or 2.86% of outstanding loans at March 31, 2010, up from $306 million or 2.72% of outstanding loans at December 31, 2009.  Net loans charged off and provision for credit losses were $34.5 million and $42.1 million, respectively, for the first quarter of 2010 compared to $35.0 million and $48.6 million, respectively for the fourth quarter of 2009.

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Nonperforming assets totaled $483 million or 4.36% of outstanding loans and repossessed assets at March 31, 2010 compared to $484 million or 4.24% of outstanding loans and repossessed assets at December 31, 2009.  Nonaccruing loans increased $4.2 million and real estate and other repossessed assets decreased $7.1 million during the first quarter.

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Available for sale securities totaled $8.9 billion at March 31, 2010, up $32 million since December 31, 2009 due primarily to an increase in the fair value of portfolio.  Other-than-temporary impairment charges on certain privately-issued residential mortgage backed securities reduced pre-tax income by $4.2 million during the first quarter of 2010 and $14.5 million during the fourth quarter of 2009.

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Outstanding loan balances were $11.0 billion at March 31, 2010, down $308 million since December 31, 2009 largely due to reduced customer demand and normal repayment trends.  Unfunded loan commitments totaled $4.9 billion at March 31, 2010 and $5.0 billion at December 31, 2009.

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Total period end deposits increased $9.3 million during the first quarter of 2010 to $15.5 billion.  Growth in interest-bearing transaction deposits was offset by a decrease in higher-costing time deposits and a seasonal decrease in demand deposits.

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Tangible common equity ratio increased to 8.46% at March 31, 2010, from 7.99% at December 31, 2009, due to an increase in the fair value of the securities portfolio and retained earnings growth.  The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders’ equity minus intangible assets and equity that does not benefit common shareholders, such as equity provided by the U.S. Treasury’s Asset Relief Program (“TARP”).  We chose not to participate in the TARP Capital Purchase Program.  The Company’s Tier 1 capital ratios as defined by banking regulations were 11.45% at March 31, 2010 and 10.86% at December 31, 2009.

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The Company paid a cash dividend of $16.3 million or $0.24 per common share during the first quarter of 2010.  Subject to approval on April 27, 2010, the board of directors expects to increase the quarterly cash dividend to $0.25 per common share payable on or about May 28, 2010 to shareholders of record as of May 14, 2010.

Net Interest Revenue

Net interest revenue totaled $182.6 million for the first quarter of 2010, down $1.9 million compared to the fourth quarter of 2009.  Net interest margin increased over the previous quarter.  However, average earning assets were lower.

Net interest margin was 3.68% for the first quarter of 2010 and 3.64% for the fourth quarter of 2009.  The increase in net interest margin over the previous quarter resulted primarily from lower funding costs.  The yield on average earning assets decreased 1 basis point.  A 9 basis point decrease in the securities portfolio yield was largely offset by a 7 basis point increase in the loan portfolio yield.  The cost of interest-bearing liabilities decreased 7 basis points, primarily due to a 9 basis point decrease in the cost of interest-bearing deposits.

Average earning assets decreased $23 million during the first quarter of 2010.  Average securities increased $346 million, primarily from an increase in the fair value of securities during the first quarter of 2010 and purchases of residential mortgage-backed securities issued by U.S. government agencies during the fourth quarter of 2009.  Average outstanding loans decreased $305 million during the quarter.   Average balances of commercial, commercial real estate and consumer loans were lower compared to the previous quarter.  In addition, average residential mortgage loans held for sale decreased $57 million.

Average deposits decreased $179 million during the first quarter of 2010 primarily due to a $230 million decrease in higher-costing average time deposits and a seasonal decrease of $181 million in average demand deposits, offset by growth in average interest-bearing transaction accounts of $229 million.

Fees and Commission Revenue

Fees and commissions revenue decreased to $115.3 million for the first quarter of 2010 compared to $115.9 million for the fourth quarter of 2009.  Deposit service charges were down $2.7 million and mortgage banking revenue was up $1.5 million over the prior quarter. Overdraft fees decreased $2.6 million compared to the previous quarter due to a seasonal decrease in transaction volume.  Overdraft volumes historically are lower in the first quarter of each year.  Mortgage servicing revenue increased $2.9 million primarily as a result of mortgage servicing rights purchased during the first quarter of 2010.  Revenue from mortgage loan sales was down $1.4 million compared to the previous quarter.  Mortgage loans funded were $382 million in the first quarter of 2010 and $560 million in the fourth quarter of 2009.  All other sources of fees and commissions revenue remained largely unchanged.

Operating Expenses

Total operating expenses were $163.7 million for the first quarter of 2010, down $12.7 million compared to the previous quarter.  Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $177.7 million, down $4.1 million compared to the fourth quarter of 2009.   Most operating expense categories were down from the previous quarter. Losses on mortgage loans sold with recourse, which are included in mortgage banking costs, decreased $2.6 million from the previous quarter.

Reduced operating expenses were partially offset by higher personnel costs and repossessed asset expenses.  Personnel costs increased $3.1 million primarily due to seasonal increases in payroll taxes.  A decrease in salaries and wages from the previous quarter was offset by an increase in deferred compensation expense which is directly linked to the market value of Company stock and performance of other investments.  Repossessed asset expenses were up $2.1 million.   Net losses from sales and write-downs of repossessed property increased $2.6 million during the first quarter of 2010.  Operating expenses of repossessed assets were down $439 thousand.

During the first quarter of 2010, the Company purchased the rights to service $4.2 billion of residential mortgage loans.  The loans to be serviced are primarily concentrated in the New Mexico market and predominately held by Fannie Mae, Freddie Mac and Ginnie Mae.  The cash purchase price for these servicing rights was approximately $32 million.  The day-one fair value of the servicing rights purchased, based on independent analyses which were further supported by assumptions and models we regularly use to value our portfolio of servicing rights was approximately $11.8 million higher than the purchase price.

Credit Quality

Nonperforming assets decreased $1.0 million during the first quarter of 2010 to $483 million or 4.36% of outstanding loans and repossessed assets at March 31, 2010.  Nonperforming assets at March 31, 2010 consisted of nonaccruing loans of $344 million, renegotiated loans of $18 million (including $14 million of residential mortgage loans guaranteed by U.S. government agencies) and $122 million of real estate and other repossessed assets.  Nonaccruing loans increased $4.2 million and repossessed assets decreased $7.1 million during the quarter.

Nonaccruing loans totaled $344 million or 3.13% of outstanding loans at March 31, 2010 compared to $339 million or 3.01% of outstanding loans at December 31, 2009.  During the first quarter of 2010, $73 million of new nonaccruing loans were identified offset by $33 million in payments received, $32 million in charge-offs and $6 million in foreclosures and repossessions.  In addition, $4 million of nonaccruing loans returned to accrual status during the first quarter of 2010.

Nonaccruing commercial loans totaled $84 million or 1.40% of total commercial loans at March 31, 2010.  At March 31, 2010, nonaccruing commercial loans are primarily composed of $36 million or 2.04% of total services sector loans, $17 million or 0.91% of total energy sector loans and $11 million or 1.36% of total healthcare sector loans.  Nonaccruing commercial loans decreased $17 million since December 31, 2009 primarily related to manufacturing, energy, and wholesale / retail sector loans.  Newly identified nonaccruing loans commercial loans totaled $20 million, offset by $25 million in payments and $10 million in charge-offs during the first quarter of 2010.

Nonaccruing commercial real estate loans totaled $220 million or 8.99% of outstanding commercial real estate loans at March 31, 2010.  Nonaccruing commercial real estate loans attributed to our various markets included $65 million or 32% of total commercial real estate loans in Arizona, $57 million or 25% of total commercial real estate loans in Colorado, $39 million or 4.91% of total commercial real estate loans in Oklahoma and $34 million or 4.39% of total commercial real estate loans in Texas.  Nonaccruing commercial real estate loans continue to be largely concentrated in land development and residential construction loans.  At March 31, 2010, $141 million or 23% of all land development and construction loans was nonaccruing.  Total nonaccruing commercial real estate loans increased $15 million since December 31, 2009.  Newly identified nonaccruing commercial real estate loans totaled $53 million, partially offset by $21 million of charge-offs, $8 million of cash payments received and $5 million of foreclosures.

Nonaccruing residential mortgage loans totaled $36 million or 2.02% of outstanding residential mortgage loans at March 31, 2010.  The distribution of nonaccruing residential mortgage loans among our various markets included $14 million or 1.11% of residential mortgage loans in Oklahoma, $10 million or 3.16% of residential mortgage loans in Texas and $9 million or 13.48% of residential mortgage loans in Arizona.  Nonaccruing residential mortgage loans increased $6.3 million compared to December 31, 2009.  Residential mortgage loans past due 30 to 89 days totaled $24 million, down $1.1 million from December 31, 2009.

The combined allowance for credit losses totaled $314 million or 2.86% of outstanding loans and 91% of non-accruing loans at March 31, 2010.  The allowance for loan losses was $300 million and the reserve for off-balance sheet credit losses was $14 million.    Approximately $125 million of impaired loans, which consist primarily of nonaccruing commercial and commercial real estate loans, have been charged-down to the amount management expects to recover and accordingly have no reserve for loan loss attributed to them.  The remaining $186 million of impaired loans have $12 million of the reserve for loan losses attributed to them.  During the first quarter of 2010, the Company recognized a $42.1 million provision for credit losses.  Net losses charged against the allowance for loan losses totaled $34.5 million or 1.23% annualized of average outstanding loans.

Real estate and other repossessed assets totaled $122 million at March 31, 2010 consisting of $62 million of 1-4 family residential properties and residential land development properties, $34 million of developed commercial real estate properties, $13 million of equity interest received in partial satisfaction of debts, $7 million of undeveloped land, $4 million of equipment and $1 million of automobiles.  The distribution of real estate owned and other repossessed assets among various markets included $47 million in Arizona, $24 million in Texas, $21 million in Oklahoma, $11 million in Colorado, $7 million in New Mexico, $6 million in Arkansas and $5 million in Kansas/Missouri.  Real estate and other repossessed assets decreased by $7 million during the first quarter due to additions of $6 million offset by $7 million in sales and $6 million in write-downs based on updated appraisals.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse.  These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties.  The outstanding principal balance of these loans totaled $324 million at March 31, 2010, down from $331 million at December 31, 2009.  The loans are primarily to borrowers in our primary market areas, including $228 million in Oklahoma, $35 million in Arkansas, $18 million in New Mexico, $16 million in Kansas/Missouri and $15 million in Texas.  At March 31, 2010, approximately 5% of these loans are non-performing and 4% were past due 30 to 89 days.  A separate reserve for credit risk of $14 million is available for losses on these loans.

Securities and Derivatives

The fair value of available for sale securities totaled $8.9 billion at March 31, 2010, up $32 million since December 31, 2009.  The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $7.9 billion fully backed by U.S. government agencies and $766 million privately issued by publicly owned financial institutions.  The portfolio does not hold any securities backed by sub-prime mortgage loans, collateralized debt obligations or collateralized loan obligations.

The portfolio of available for sale securities had net unrealized gains of $108 million at March 31, 2010 compared to net unrealized gains of $13 million at December 31, 2009.  Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies increased $66 million during the first quarter to $230 million at March 31, 2010.  Net unrealized losses on privately-issued residential mortgage-backed securities decreased $25 million to $144 million at March 31, 2010.

The amortized cost of privately-issued residential mortgage-backed securities totaled $910 million at March 31, 2010, down $52 million since December 31, 2009 due primarily to cash received.  Approximately $593 million of the privately issued residential mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency.  The aggregate unrealized losses on privately-issued residential mortgage-backed securities rated below investment grade totaled $120 million at March 31, 2010.  Aggregate unrealized losses on these same below investment grade securities were $135 million at December 31, 2009.  The Company recognized a $4.2 million other-than-temporary impairment charge against earnings in the first quarter related to these securities due to further declines in projected cash flows as a result of worsening trends in delinquencies and foreclosures.

The Company added $70 million to its investment (held-to-maturity) securities portfolio during the first quarter of 2010 comprised primarily of qualifying school construction bonds.  These bonds were issued with the Company’s assistance by several school districts in our Texas markets under a program authorized by the U.S. Treasury Department.  Interest on these bonds is payable through federal income tax credits.

Net realized gains on securities totaled $4.5 million for the first quarter of 2010, compared with $7.3 million for the fourth quarter of 2009 and $20.1 million for the first quarter of 2009.

Three Months Ended
	March 31, 2010	Dec. 31, 2009	March 31, 2009

Net gain on available for sale securities	$ 4,076	$ 11,717	$ 22,226
Gain (loss) on mortgage hedge securities	448	(4,440)	(2,118)
Net gain on securities	$ 4,524	$ 7,277	$ 20,108

Gain (loss) on change in fair value of
mortgage servicing rights	$ 2,100 (1)	$ 5,285	$ 1,955
(1)  Excluding $11.8 million day-one gain on the purchase of mortgage servicing rights.

The Company recognized $4.1 million of gains on the sale of $286 million of available for sale securities in the first quarter of 2010 and $11.7 million of gains on the sale of $765 million of available for sale securities in the fourth quarter of 2009.  Securities were sold either to mitigate extension exposure from rising interest rates or because they had reached their expected maximum potential total return.

The Company has a portfolio of derivative contracts held for customer risk management programs and internal interest rate risk management programs.  At March 31, 2010, the fair value of all asset contracts totaled $325 million, net of cash margin held by the Company.  The largest net amount due from a single counterparty, a subsidiary of an international energy company, to these contracts at March 31 was $89 million.  Letters of credit issued by independent financial institutions offset $68 million of this amount.

Loans, Deposits and Capital

Outstanding loans at March 31, 2010 were $11.0 billion, down $308 million from December 31, 2009.  Loan balances were lower across most sectors of the loan portfolio and markets.

Outstanding commercial loans totaled $6.0 billion at March 31, 2010, down $193 million at December 31, 2009.  The decrease in outstanding balances is due to reduced customer demand in response to current economic conditions and normal repayment trends.  Outstanding commercial loans decreased across all sectors of the portfolio including a $66 million decrease in services sector loans, a $49 million decrease in wholesale/retail sector loans and a $31 million decrease in other commercial and industrial loans.  Total unfunded commercial loan commitments decreased $12 million to $4.3 billion. Unfunded energy loan commitments increased $10 million to $1.9 billion.  All other unfunded commercial loan commitments decreased $22 million.

Outstanding commercial real estate loans decreased $48 million compared to the prior quarter, primarily due to a $46 million decrease in other real estate loans, a $40 million decrease in residential construction and land development loans and a $14 million decrease in loan secured by retail facilities.  Loans secured by industrial properties increased $34 million and loans secured by multifamily properties increased $17 million.  Unfunded commercial real estate loan commitments decreased $42 million to $156 million as existing commitments continue to mature.

Residential mortgage loans increased $4.1 million from the prior quarter primarily due to a $3.8 million increase in home equity loans.  Consumer loans decreased $72 million compared to the prior quarter primarily due to a $58 million decrease in indirect automobile loans related to the previously announced decision to curtail that business during the first quarter of 2009 in favor of a customer-focused direct approach to consumer lending.

Total deposits increased $9.3 million during the first quarter and totaled $15.5 billion at March 31, 2010.  Interest-bearing deposits increased $163 million, offset by a $114 million decrease in time deposit balances and a $54 million seasonal decrease in demand deposit balances.  The Company continued to decrease brokered deposits and other higher cost certificates of deposit.  Among the lines of business, commercial and consumer deposits increased $85 million and $52 million, respectively, offset by a $41 million decrease in wealth management deposits.

The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized at March 31, 2010.  The Company’s Tier 1 and total capital ratios were 11.45% and 15.09%, respectively, at March 31, 2010.  The Company’s Tier 1 and total capital ratios were 10.86% and 14.43%, respectively, at December 31, 2009.  In addition the Company’s tangible common equity ratio, a non-GAAP measure, was 8.46% at March 31, 2010 and 7.99% at December 31, 2009.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network.  Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., Cavanal Hill Investment Management, Inc., the TransFund electronic funds network, and Southwest Trust Company, N.A.  Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of March 31, 2010 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally.  Words such as “anticipates,” “believes,” “estimates,” “expects,”  “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements.  Assessments that BOK Financial’s acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements.  Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans.  BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.